MARK M. HRENYA
T: (720) 566-4217
F: (720) 566-4099
mhrenya@cooley.com

August 3, 2007

Ad.Venture Partners, Inc.
360 Madison Avenue, 21st Floor
New York, NY 10017

Ladies and Gentlemen:

We acted as counsel to Ad.Venture Partners, Inc. (“Ad.Venture”) in connection with the arrangement described in the Plan of Arrangement contemplated by the Arrangement Agreement, dated as of March 13, 2007, between Ad.Venture, 6732097 Canada, Inc. (“Purchaser”), a corporation organized under the laws of Canada and an indirect subsidiary of Ad.Venture , and 180 Connect, Inc., a corporation organized under the laws of Canada, as described in the Registration Statement of Ad.Venture Partners, Inc. filed on Form S-4 (Registration No. 333-142319) (the “Registration Statement").

We hereby confirm, based on the assumptions and subject to the qualifications and limitations set forth therein, that the statements contained in the section of the Registration Statement captioned "U.S. Federal Income Tax Consequences of a Retraction, Redemption or Purchase of Exchangeable Shares" to the extent that such statements constitute statements of law or legal conclusions, reflect our opinion, with respect to the matters set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of Cooley Godward Kronish LLP under the captions U.S. Federal Income Tax Consequences of a Retraction, Redemption or Purchase Transaction" and "Legal Opinions."

Sincerely,

Cooley Godward Kronish LLP

           /s/ Mark Hrenya
Mark M. Hrenya

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